Exhibit 10.37

July 25, 2016
Ms. Catharine Ellingsen

Dear Catharine,

Congratulations! I am very pleased to offer you the position of Executive Vice President, Chief Legal Officer and Corporate Secretary with Republic Services, Inc. (the “Company” or “Republic”), reporting directly to me, or other individuals as the Company may direct. I am excited about the opportunities presented by the Company and hope that you will join us as a member of the executive leadership team. If you accept this offer, your promotion will be effective June 13, 2016 (“Effective Date”). This offer will remain in effect for a period of seven days from the date of this letter.

This letter sets forth the terms and conditions of our offer and highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity and benefits, as our offerings change periodically.

Upon the Effective Date, you will be eligible for the following:

Base Salary: Your Base Salary will be $450,000 annually, subject to applicable deductions and withholdings.

Annual Cash Incentive: You will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Management Development and Compensation Committee (the “Committee”). Management intends to recommend to the Committee, or any authorized designee of the Committee, that your award target for the 2017 Annual Cash Incentive be set at 80% of your Base Salary; this target award is provided at the discretion of and subject to the approval of the Committee.

For 2016, your target annual cash incentive under the Management Incentive Plan (“MIP”) will remain at 80% of your Base Salary as in effect prior to the Effective Date. Your annual cash incentive under the MIP will be determined based upon your target bonus and goals that were in effect for your prior position and prorated to reflect the number of fully completed months in 2016 that you were in your prior position as determined, and subject to approval, by the Committee. In addition, management will recommend to the Committee that you be granted an additional annual cash incentive for 2016 (“2016 Supplemental Bonus”) having a target set at 80% of your Base Salary as in effect on and after the Effective Date. Your actual 2016 Supplemental Bonus will be determined based upon your target bonus and goals in effect for your new position and prorated to reflect the number of fully completed months in 2016 that you will be in your new position. Payment date, measurement criteria, targets, performance, and other aspects of this award (including negative discretion of the Committee) will be as if the award was made under the EIP (except for the provisions stating when awards under the EIP must be granted).

Equity: You will continue to be eligible to participate in the Company’s Amended and Restated 2007 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the Committee or any authorized designee of the Committee. For 2017, management will recommend a Restricted Stock Unit (“RSU”) award with a grant date fair value of approximately $350,000.

For 2016, management will recommend to the Committee an RSU award with a grant date fair value of approximately $100,000 to be granted subject to the approval of the Committee at its next regularly scheduled meeting on July 26, 2016. The grant will vest in 25% increments on each of the first four anniversaries of the grant date. The equity grant is governed by the provisions of the Stock Plan and applicable award agreement.

Stock Ownership Guidelines: As Executive Vice President, Chief Legal Officer and Corporate Secretary, you are expected to obtain within five years and thereafter maintain ownership of Republic common stock having the value equal to three times Base Salary. As a newly promoted employee, you will have five years from the Effective Date to reach this increased level of stock ownership.

Performance Shares: You will continue to be eligible for a grant of Performance Shares (“PSUs”) under the Stock Plan, or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plan, the award agreement and the discretion of and approval by the Committee. A new performance share opportunity may be established each year.  This incentive will be tied to achieving the Company’s key financial and shareholder return goals as established by the Committee over a three-year performance cycle.  As a reference, these goals in 2016 were cash flow value creation, return on invested capital, and relative total shareholder return. Management intends to recommend to the Committee that your award target for the 2017-2019 performance cycle be set at $400,000.  PSUs will be settled equally in shares of Company stock and cash.

Long-Term Incentives: Your outstanding long-term incentive awards for the 2014-2016, 2015-2017 and 2016-2018 performance cycles will continue to be governed by the applicable plan and award documents under which they were granted, except that the Committee will determine and approve the amounts payable with respect to your prorated 2014-2016 and 2015-2017 awards granted under the MIP.

Management intends to recommend to the Committee that you be granted long-term cash incentives for the performance cycles 2015-2017 and 2016-2018 with targets set at $233,334 and $177,833, respectively (“Supplemental LTIPs”), to increase your target awards for such cycles to take into account that you will be in your new role for a portion of the 2015-2017 and 2016-2018 performance cycles. Payment dates, measurement criteria, targets, performance, and other aspects of the Supplemental LTIPs (including negative discretion of the Committee) will be as if the awards were made under the EIP (except for the provisions stating when awards under the EIP must be granted and the provisions of the following paragraph) and the performance goals will be the same as those that are applicable to other executive officers.

In the event that your continuous service with the Company terminates by reason of death, disability (as defined in the Stock Plan), termination without cause by the Company or termination for good reason (as such terms are defined in the Company’s Executive Separation Policy) by you prior to the end of the applicable performance cycles for the Supplemental LTIPs, you will be entitled to a prorated amount for each such Supplemental LTIP performance cycle that has not yet ended equal to the Supplemental LTIP payment that the Committee determines would have been paid to you had your employment continued through the end of the performance cycle, multiplied by a fraction, the numerator of which is the number of months of the performance cycle which have elapsed since the first day of the performance cycle to the end of the month in which your continuous service with the Company terminates by reason of death, disability, termination without cause by the Company or termination for good reason by you and the denominator of which is the total number of months in the performance cycle. The Supplemental LTIPs will not be payable in the event that a change in control occurs, except to the extent payable without a change in control or required under the Separation Policy.

Deferred Compensation Plan: As an Executive Vice President, you are eligible beginning in 2017 for a contribution to the Republic’s Deferred Compensation Plan (“DCP”) that may be made annually at the discretion of the Committee. Presently, the amount of the annual Deferred Compensation Savings Plan contribution is set at $65,000. These annual contributions count toward your stock ownership guidelines if deferred into the Republic Services Stock Investment Fund in the DCP. The contributions are subject to all vesting and other provisions of the DCP. In addition to any Company contributions, you will be eligible to defer your own funds into the DCP to help with your financial planning and to supplement your retirement income on a pre-tax basis.

Paid Time Off: Paid time off will be accrued and used in accordance with the applicable Corporate PTO policy.

Benefits: You will continue to be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees, including the Company’s 401(k) plan, medical, dental, vision, life insurance, short- and long-term disability plans, as well as the DCP.

Executive Separation Policy: Should your employment with the Company terminate at any time in the future while you are employed in the position of Executive Vice President, Chief Legal Officer and Corporate Secretary, your eligibility for separation benefits will be governed by the Company’s then applicable Executive Separation Policy.

Other Terms and Conditions

As a condition of your employment, you are required to sign a Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement, which is enclosed with this offer.

While we hope that you will have a long, successful and rewarding career with Republic, this offer is for “at will” employment, and either you or the Company may terminate your employment at any time and for any reason.

Catharine, we are excited to have you as a member of the executive leadership team and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Sincerely,

/s/ Donald W. Slager

Donald W. Slager
President and Chief Executive Officer
Republic Services, Inc.

/s/ Catharine Ellingsen	August 9, 2016
Catharine Ellingsen	Date